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   CUSIP No. 864444104                                Page 28 of 29 Pages
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                                   Exhibit 5

                               Agreement between
             Raymond A.D. French and Hibernian Investment Managers

                              Raymond A. D. French
                           350 West 50th Street, #23F
                              New York, NY 10019.
                             Phone: (212) 582-0900
                              Fax: (212) 582-0901


March 26, 2001

Mr. Pramit Ghose
Managing Director
Hibernian Investment Managers
La Touche House
International Financial Services Centre
Dublin 1
Ireland.


Dear Pramit,

This letter outlines our agreement regarding your potential purchase of shares (the "Investment") in a United States public company ("Company"), the name of which Raymond A. D. French will disclose to you upon receiving from you signed copies of both this letter and the enclosed confidentiality agreement. You agree to the following terms and conditions, which apply only to those shares of Company stock ("Company Shares") purchased by you and/or any person or entity affiliated with you:


 . Given that other purchasers of Company Shares may have substantially the same arrangement with Raymond A. D. French regarding the Investment as described herein (all such purchasers are collectively referred to herein as the "Investors") and given the nature of the investment strategy, in order to ensure equal treatment of all Investors, all Investors shall trade in Company Shares only with Raymond A. D. French's prior approval and exclusively through an account opened with a broker and brokerage firm to be named by Raymond A. D. French. Such brokerage account shall be used exclusively to purchase Company Shares. All Investors, including any relatives of Raymond A.
   D. French, shall be treated fairly and equitably with regard to purchases and sales of Company Shares.

 . You shall grant Raymond A. D. French a limited power of attorney over the brokerage account holding your Company Shares. All buy and sell decisions relating to the Investment must be unanimously agreed to by you and Raymond
   A. D. French.

 . The termination of your Investment shall occur (1) when all members of Raymond A. D. French's family sell their Company Shares if you elect not to sell your Company Shares at this time or (2) when it is unanimously decided by you and Raymond A. D. French that your Investment is terminated. You shall not to withdraw funds from the brokerage account holding your Company Shares prior to the termination of the Investment. In the event that the members of Raymond A. D.

                                     -28-
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   CUSIP No. 864444104                                Page 29 of 29 Pages
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   French's family intend to sell all or substantially all of their Company
   Shares, Raymond A. D. French shall notify all Investors of such intent before such sale has been completed and all Investors shall thereafter have the right to sell their Company Shares at the time the members of Raymond A. D. French's family sell their Company Shares.

 . In order to assist in the avoidance of the triggering of any "poison pill" measures Company may have in place and/or the triggering of any applicable state anti-takeover statutes, immediately after Raymond A. D. French discloses to you the name of Company you shall disclose the complete and accurate number of Company Shares, if any, that you currently own and have owned prior to the time of your Investment. If you or your affiliates acquire any Company Shares without the consent of Raymond A. D. French, you shall (1) be in violation of this agreement, (2) give Raymond A. D. French notice of such acquisition at the address listed above for Raymond A. D. French within 24 hours of the acquisition, and (3) indemnify and hold harmless Raymond A.
   D. French and all of the other Investors against any and all damages that result from such purchase including reasonable attorneys fees. Such notice shall include the number of shares acquired, the record holder and the beneficial owner of such Company Shares. For the purpose of this agreement "affiliate" shall have the meaning ascribed to it by the United States' Securities Act of 1933, as amended.

 . Raymond A. D. French advises that you consult with your own attorney and accountant regarding legal and tax implications of the Investment including potential United States withholding tax issues.

Please feel free to call me if you have any issues you would like to discuss relating to this agreement.

Kind regards.


Yours sincerely,


/s/ Raymond A. D. French
Raymond A. D. French


Accepted and agreed to
as of the 26th day of
March 2001.
Hibernian Investment Managers

By:  /s/ Pramit Ghose
     ----------------
Name:    Pramit Ghose
Title:   Managing Director

                                     -29-